Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

January [ ], 2025

Keen Vision Acquisition Corporation 37 Greenbriar Drive Summit, New Jersey 07901 Attention: Alex Davidkhanian, Chief Financial Officer

Re:	Registration Statement of KVAC (Cayman) Limited

Ladies and Gentlemen:

We have acted as United States counsel to Keen Vision Acquisition Corporation, a company incorporated under the laws of the British Virgin Islands (“Keen Vision”), in connection with the proposed Business Combination (as defined below) contemplated by an agreement and plan of merger, dated as of September 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Keen Vision and Medera Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Medera”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Keen Vision, Keen Vision will merge with and into KVAC (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of Keen Vision (such company before the Business Combination is referred to as “NewCo” and upon and following the Acquisition Merger is hereinafter sometimes referred to as “PubCo”), with NewCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”) and (ii) promptly after the Reincorporation Merger, KVAC MS (Cayman) Limited (“Merger Sub”), an exempted company incorporated under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of NewCo, will be merged with and into Medera, with Medera remaining as the surviving entity, resulting in Medera being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”, and together with the Reincorporation Merger, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of KVAC (Cayman) Limited on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on December 11, 2024 (Registration Number 333-282312) as amended through the date hereof (the “Registration Statement”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Keen Vision Acquisition Corporation January [ ], 2025 Page 2

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Keen Vision under the caption “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

Loeb & Loeb LLP